Exhibit 10.65
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
RAILCAR SERVICES AGREEMENT
Date: April 15, 2011
Between
AMERICAN RAILCAR INDUSTRIES, INC.
And
AMERICAN RAILCAR LEASING, LLC

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
This agreement (“Agreement”) is to confirm and document our mutual understanding with respect to the terms and conditions under which American Railcar Industries, Inc. (hereinafter “ARI”) of 100 Clark Street, St. Charles, MO 63301, a North Dakota corporation, agrees to provide AMERICAN RAILCAR LEASING LLC (hereinafter “ARL “) of 100 Clark Street, Suite 201, St. Charles, MO 63301 a Delaware corporation, with certain services as hereinafter specified.
1.	SERVICES
a.	For the purposes hereof, the term “Services” shall include, without limitation, the following activities and services to be provided to ARL by ARI:
Repair Services as described by Exhibit A, “American Railcar Leasing, LLC Fleet Services”, which is attached hereto and incorporated herein. The rates and fees for the Services shall be as specified in Exhibit A. These rates and fees will be effective for all estimates submitted, or services provided, after April 16, 2011 and are firm for the first one year term of this agreement. After the initial one year term, the labor rate may be increased annually, not to exceed [*****] in any one year. Any changes resulting from such negotiation will take effect on the date mutually agreed-to by the parties.
b.	Fees for Tax, Engineering and Administrative Services are described by Exhibit B, which is attached hereto and incorporated herein.
2.	PAYMENT
An invoice shall be submitted at the beginning of each month. Such invoice shall identify the Services, and items, if any, that require payment for disbursements made by ARI on behalf of ARL. Such items shall include, but not be limited to railcar cleaning, maintenance, repairs, modifications, paint and lining, any ad hoc services specifically requested by ARL, and payment of ad valorem taxes. The invoice provided shall accurately reflect the appropriate charges and/or credits due ARL on a monthly basis.
All invoices are due and payable by ARL to ARI via wire transfer within 5 business days after the end of a month for which the invoices are due. Any disbursements made by ARI on behalf of ARL will be paid on ARL’s behalf in a timely manner and ARL will reimburse ARI upon notification for any such disbursements.
3.	TERM
a.
The term of this Agreement shall commence upon April 16, 2011 and shall continue for a period of three (3) years. Thereafter, this Agreement shall remain in effect from year to year unless a party, at least sixty (60) days prior to the end of the 3-year period or any subsequent annual period, notifies the other party in writing that this Agreement shall terminate at the end of the then current period.

b.
Notwithstanding any termination of this Agreement, ARI agrees to provide ARL, during the period prior to termination and/or for up to three months thereafter, at ARL’s option, such assistance as ARL may request to return to ARL, or to transfer to another provider, all of ARL’s data, inventory, and ARI’s related responsibilities for the Services provided under this Agreement. Compensation to the canceled party for such transfer assistance services shall be no greater than the compensation for Services provided in Exhibit D attached hereto and incorporated herein.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
4.	INSURANCE
a.
ARI shall obtain, and shall at all times during the Term maintain in full force and effect, with financially sound and reputable insurers selected in accordance with sound commercial and industry practices such property, casualty, public liability and other insurance on its property, assets, and business in such amounts and against such risks as is consistent and in accordance with sound commercial and industry practice for activities similar to ARI’s obligations hereunder.

b.
Without limitation on the foregoing clause (a), ARI shall obtain, and shall at all times during the Term maintain in full force and effect, with respect to the Cars, policies of such insurance and against such risks as are maintained by ARI from time to time with respect to other railcars for which it performs maintenance and servicing, including casualty, public liability and pollution coverage for all losses related to cargo, including clean-up costs and legal defense costs, subject, in each case, to compliance with certain insurance-related provisions in the User Leases and other provisions of this Section 4.1. Such insurance shall be in addition to any insurance provided by a User pursuant to the terms of any lease to which such Car is then subject. All insurance obtained by ARI with respect to the Cars may (and shall to the extent reasonably practicable unless ARL objects) be maintained under policies of insurance that ARI obtains for itself and other railcars so long as ARL and any other Person designated by ARL are additional insured’s there under and loss payees, as their interests may appear, with respect to the Cars, and such insurance may be placed through insurers who are Affiliates of ARI so long as the prices and terms thereof are comparable to those that could be obtained from comparable unaffiliated insurers. Copies of policies and certificates of insurance with respect thereto shall be furnished promptly to ARL. If at any time the insurance maintained by ARI on the Cars shall lapse or have limits lower than as described therein for whatever reason, ARI, promptly upon receipt of notice of the lapse of or decrease in such insurance coverage, shall give notice to ARL of the same. ARI shall also notify ARL promptly with respect to any default in the payment of any premium or of any other act or omission of ARI or of any other Person of which ARI has knowledge that might invalidate, render unenforceable, result in a lapse of or reduce any insurance coverage on the Cars maintained by ARI pursuant to this Agreement. ARI shall collect any amounts due from the insurers under such policies and shall provide ARL with such reasonable assistance as ARL may request in any dealings that ARL may have with such insurers, including the pursuit of any claims under such policies. To the extent that ARI elects to self-insure against certain risks with respect to the Cars, then upon the occurrence of an applicable insurable event with respect to a Car, ARI shall remit to ARL the amount of such self-insured risk.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
c.
Each insurance policy maintained by ARI pursuant to the provisions of Section 4.1(b) shall (i) expressly provide that no cancellation or termination thereof material change therein shall be effective unless at least thirty (30) days’ prior written notice shall have been given to ARL, (ii) expressly provide that if such insurance shall be cancelled for any reason whatsoever, or if any substantial changes are made in the coverage that affect the interest of ARL or any other Person listed as an additional insured or loss payee, or if such insurance shall be allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to ARL and any such other Person for thirty (30) days after receipt by ARL of written notice from such insurers of such cancellation, change or lapse, (iii) permit ARL or any such other Person to make payments to affect the continuation of such insurance coverage upon notice of cancellation due to nonpayment of premium, and (iv) expressly provide that if such insurance shall not be renewed for any reason whatsoever, such insurers shall provide written notice of such non-renewal to ARL at least thirty (30) days prior to the expiration date of the policy.

d.
ARI shall deliver or cause to be delivered to ARL (i) no later than the date hereof, certificates evidencing the insurance required pursuant to this section 4.1 and evidence satisfactory to ARL that the Cars have been properly included in a schedule to the insurance policies required pursuant to Section 4.1(b), and (ii) promptly after each renewal thereof, additional certificates evidencing the renewal of such insurance.

e.
In the event that any insurance coverage required by Section 4.1(b) or the limits deductible amounts, or requirements thereof are not reasonably available and commercially feasible in the available insurance market, ARL shall not unreasonably withhold its agreement to waive the requirement of such coverage, limits, deductible amounts, or requirements to the extent the maintenance thereof is not so available; provided, however, that (i) ARI shall have made a request for such waiver and shall have provided ARL with written reports prepared by an independent insurance advisor certifying that such coverage, limits, deductible amounts, or requirements are not reasonably available and commercially feasible in the available insurance market for railcars similar to the Cars and, where the required amount of coverage is not so available, certifying as maximum amount that is so available and (ii) any waiver granted pursuant to this clause shall be effective only during the period that the coverage, limits, deductible amounts, or requirements thereby waived are not reasonably available and commercially feasible in the available insurance market.

5.	INDEMNIFICATION
ARL shall defend, indemnify and hold ARI harmless from and against any and all claims, actions, damages, expenses, losses or liabilities incurred by or asserted against ARI to the extent caused by ARL’s negligence or breach of this Agreement. ARI shall defend, indemnify and hold ARL harmless from and against any and all claims, actions, damages, expenses, losses or liabilities incurred or asserted against ARL to the extent caused by ARI’s negligence or breach of this Agreement. Neither ARI nor ARL (nor its representatives) shall have liability to the other under this Agreement for any punitive, incidental or consequential damages, such as excess costs incurred, data loss or lost profits or revenue.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
6.	REMEDIES.
It is mutually agreed that the time of performance of the Services hereunder and payment of charges is of the essence of this Agreement. If either party shall default in the performance or observance of any of the other agreements herein contained to be performed or observed and such default shall continue for ten (10) days after written notice from the non-defaulting party, or if there shall be filed by or against either party a petition in bankruptcy or for reorganization under the Bankruptcy Law or there shall be a receiver appointed for any part of such party’s property or such party shall make a general assignment for the benefit of creditors, then and in any of said events, the other party at its election, may immediately terminate this Agreement.
7.	CONFIDENTIALITY
ARI, its employees and agents shall treat and maintain as confidential all of ARL’s confidential and proprietary information, and agrees not to use or disclose any such information to others except as is necessary to perform Services hereunder. This information will include but not be limited to any technical information, experience or data regarding ARL’s products, plans, programs, plants, processes, costs, equipment, operations, or customers which may be disclosed to or come within the knowledge of ARI, its employees and agents in the performance of this Agreement. However, no confidential relationship will arise or exist as to any such disclosed subject matter which is in the public domain other than as a result of a breach of this agreement or other wrongful acts by ARI, its employees, or agents.
ARL, its employees and agents shall treat and maintain as confidential all of ARI’s confidential and proprietary information, and agrees not to use or disclose any such information to others except as is necessary to utilize and benefit from the Services hereunder. This information will include but not be limited to any technical information, experience or data regarding ARI’s products, plans, programs, plants, processes, costs, equipment, operations, or customers which may be disclosed to or come within the knowledge of ARL, its employees and agents in the performance of this Agreement. However, no confidential relationship will arise or exist as to any such disclosed subject matter which is in the public domain other than as a result of a breach of this agreement or other wrongful acts by ARL, its employees, or agents.
8.	NOTICES
Any notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) business day after being given to a nationally recognized express courier with a reliable system for tracking delivery, or (iii) when sent confirmed facsimile or e-mail with a copy sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to ARL:	American Railcar Leasing LLC
100 Clark St., Suite 201
St. Charles, MO 63301
Attn: Dave Maechling, Director — Leasing Services

If to ARI	American Railcar Industries, Inc.
100 Clark Street
St. Charles, MO 63301
Attn: John Smith — Sr. Director Fleet Services

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
Either party, by written notice to the other party, may change the person and/or address to which notice shall be given. Both parties agree to acknowledge in writing the receipt of any notice delivered in person.
9.	WAIVER
The failure of a party hereunder to assert the right to enforce an obligation of the other party shall not be deemed a waiver of such right or obligation and in no event shall any waiver by ARL or ARI of any default under this Agreement operate as a waiver of any further default, whether of a like or different character or a continuing waiver of subsequent defaults.
10.	MISCELLANEOUS
a.
This Agreement shall be governed by the laws of the State of New York. By signing this Agreement, the parties agree to submit to the jurisdiction of the courts of the State of New York. The confidentiality and indemnification obligations of the parties under this Agreement shall survive the termination or expiration of this Agreement.

b.
If any clause or provision of this Agreement shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity or enforceability of any other clause or provision, which shall remain in full force and effect.

c.
Neither party will assign, transfer, encumber, or otherwise dispose of this Agreement without the written consent of the other party, where such consent shall not be unreasonably withheld. Any transfer cost will be borne by the party making the transfer.

d.
In no event shall either party be liable for any consequential, incidental, special, or punitive damages, including but not limited to any damages for lost profits, or business opportunities, or damage to reputation.

e.
This Agreement, along with its Exhibits and Riders, constitutes the entire Agreement with respect to ARI, ARL and the Services, and supersedes all prior negotiations, dealings, and agreements, whether verbal or written. This Agreement may not be modified unless done in writing and signed by authorized representatives of ARI and ARL.

f.	The headings of this Agreement are for reference only and are not to be construed as part of this Agreement.
11.	[*****]
12.	DEFINITIONS
“AAR” means the Association of American Railroads and any successor thereto.
“ARI” shall have the meaning set forth in the preamble hereof.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
“ARL” shall have the meaning set forth in the preamble hereof.
“Cars” means at any time the hopper, tank and other railcars owned or managed by ARL or any of its Affiliates.
“Owner” means any Person that owns Cars.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or Governmental Authority.
“Regulatory Authorities” means the ICC, the DOT, the DOL, the AAR or any other governmental authority or industry agency or authority that has proper jurisdiction to regulate the ownership, leasing, operation, maintenance or use of the Cars.
“ICC” means the United States Interstate Commerce Commission.
“DOL” means the United States Department of Labor.
“DOT” means the United States Department of Transportation.
“User Lease” means any car service contract or other lease of one or more Cars or any separate schedule or rider to a master car service contract or other lease and which schedule or rider incorporates by reference all of the terms and conditions of such master contract or lease other than those in other schedules or riders thereto or as specifically identified in such schedule or rider.
“User” means any shipper, railroad or other Person not an Affiliate of ARL or any Owner who uses cars pursuant to a User Lease.
IN WITNESS WHEREOF, the parties have executed this Agreement:

American Railcar Industries, Inc.		American railcar leasing, llc

By:	/s/ James Cowan	By:	/s/ Harry L. McKinstry

	Name: James Cowan		Name: Harry L. McKinstry
	Title: President / CEO		Title: Vice President — Finance & Controller

Date: April 15, 2011		Date: April 15, 2011

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
EXHIBIT A
AMERICAN RAILCAR LEASING, LLC
REPAIR SERVICES
1. REPAIR SERVICES
a.
ARI shall use reasonable commercial efforts to cause the Cars to be repaired in good operating order and condition. The standard for Repair services shall be the highest of (i) standard industry practice, (ii) any standard required or set forth for the Cars or railcars of a similar class by law or any Regulatory Authority, and (iii) with respect to the Cars or railcars of a similar class by law or any Regulatory Authority, and (iv) with respect to the Cars leased to each User, any standard set by such User, whether by terms of a User Lease or by other understanding or agreement between a User and ARL or an Owner; provided, however, that such standard shall never be lower than the standard for Repair services provided to any other customer of ARI to which ARI provides general maintenance services for a fleet of owned or leased railcars; and provided, further, that subject to Section 1(e), (1) expenditures for Repair services in excess of those expenditures shall not be made without the prior written consent of ARL unless such Repair services are required pursuant to applicable law or the rules and regulations of any Regulatory Authority and (2) unless required pursuant to applicable law or the rules and regulations of any Regulatory Authority or consented to in writing by ARL, no action shall be taken hereunder by ARI, regardless of cost, that reduces the value or utility of any Car. Repair services shall include, without limitation, all repairs, servicing, painting, alterations, modifications, improvements or additions to the Cars in order to meet any of the foregoing standards. (Repair services also shall include sales of railcar materials and parts requested by railroads, mobile units, mini-shops or ARL). Simultaneously with the execution and delivery of this Agreement, ARL shall provide ARI with guidelines with respect to certain Cars, which guidelines may be amended by ARL from time to time. In the event that Repair services are to be provided in respect of any Car covered by such guidelines, ARI shall notify ARL prior to the performance of such Repair services.

b.
Repair services may be performed by ARI or third Persons as may be designated by ARL from time-to-time. All other services to be provided by ARI under this Agreement shall be performed by ARI unless otherwise consented to in writing by ARL.

c.
If material supplied by ARI or work performed by it is found to be defective, ARL shall notify ARI and ARL shall have the right to require the prompt correction thereof by ARI and ARI’s expense and risk or, at ARL’s option, ARL may correct the work or have the same corrected, charging ARI for the cost of making such correction. Such correction shall not affect ARI’s warranty pursuant to Section 1(d). If correction of such work is impractical, in the opinion of ARL, ARI shall bear all risk after notice of rejection and ARI will, if requested in writing to do so by ARL, at ARI’s expense, promptly such work or parts, ARL may by contract or otherwise replace such work or such parts and charge ARI the excess cost occasioned to ARL thereby. In lieu of the foregoing, ARL may reject and/or return any defective work or materials and ARI shall refund to ARL any payment made therefore.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
d.
ARI warrants to ARL that (i) all labor furnished to ARL hereunder shall be performed in a workmanlike manner, (ii) all parts furnished to ARL hereunder that are designed by ARI shall be free from all defects in design and materials, and (iii) all parts furnished by ARL hereunder that are designed by ARL and manufactured by ARI shall be free from all defects in materials. ARI agrees that this warranty shall survive acceptance of and payment for such Repair services. In the event that ARL requests that ARI obtain any parts from a third party, ARI shall assign to ARL any warranties obtained from such third party in respect of such parts or, if such third party warranties are not assignable, shall cooperate with ARL so as to afford ARL the benefit of such third party warranties.

e.
Compliance with Law. ARI shall comply in all respects with all applicable laws, rules and regulations of all Governmental Authorities in the operations of it business and in carrying out its obligations hereunder. ARI, at ARL’s expense, shall use reasonable commercial efforts to cause the Cars to comply, and ARL agrees that each User Lease entered into or renewed after the date hereof shall require the User there under to comply, in all respects with all applicable laws, rules and regulations of the Regulatory Authorities. In the event that such laws, rules or regulations require any alteration of a Car, or in the event that any equipment or appliance of a Car shall be required to be changed or replaced, or in the event that any additional or other equipment or appliance is required to be installed on a Car in order to comply with such laws, rules or regulations, ARI shall notify ARL that such Alteration is required and, ARL so instructs, at ARL’s expense, shall make such alteration, change, replacement or addition. In addition, promptly after ARI has notice that any laws, rules or regulations will or may require an Alteration, ARI shall notify ARL whether ARI believes, in the exercise of its good faith business judgment, that such law, rule or regulation should be contested.

1.1	REPAIR SERVICE PAYMENTS. For Repair Services provided under this agreement by ARI, ARL will pay for:
i)
Materials and parts utilized in the performance of these services. A) [*****] such materials or parts including inbound freight, plus [*****] or B) if ARI manufactures such material or parts, actual cost will be [*****], including inbound freight, plus [*****], plus ii) labor costs at the, effective labor rate as adjusted by the parties pursuant to the terms of section 1(a). iii) AAR repair work to ARL’s cars will be billed at [*****].

ii)	Labor Rate effective April 16, 2011 is: [*****] per hour, and [*****].

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
EXHIBIT B
AMERICAN RAILCAR LEASING LLC
FEES FOR TAX, ENGINEERING AND ADMINISTRATIVE SERVICES
Ad Valorem Tax Services, as described in Exhibit C, are provided at an annual cost of [*****].
Separation of cost responsibility on all ARL’s BRC’s at the shop level [*****].
Electronic status reports of ARL cars in ARI shops on a daily basis [*****].
Continue current month end cost summary, and cycle time reports.
All other Engineering and Administrative Services provided to ARL by ARI will be quoted on a case-by-case basis as requested by ARL.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
EXHIBIT C
AD VALOREM TAXES
Service to be provided for a fleet of approximately [*****] cars for a minimum period of 12 months. Fee is to be on a flat monthly amount, to include all normal operating expenses. The only additions would be for travel expense, and outsourced services, such as legal fees. These additional services require prior approval of ARL. If car numbers fluctuate significantly during the contract period, the annual fee, as established in Exhibit B for Tax Services, will be reviewed by the parties, and adjusted.

Services
•	Attend the regular meetings of the RSI, at your expense.
•
Participate in various legal and legislative matters in conjunction with the RSI and make recommendations to ARL that would be worthwhile to ARL to support financially. Any travel required as the result of the participation of ARL in specific efforts would be billed in addition to the monthly rent, after approval by ARL.

•
Present obsolescence information, compile and present movement studies, protest and correct assessor errors in order to assure that all tax amounts are fair and as small as legally possible. Contest such assessments with the appropriate taxing jurisdictions and appeal boards as necessary.

•	Prepare and file all tax returns, in accordance with due dates, or revised due dates.
•	Sign such tax returns, (with authorization given by ARL).
•	Provide electronic copies of all tax returns to ARL.
•
Review notice of assessed value in various states, request work papers if necessary and check values for accuracy and reasonableness. Correct errors if found, and discuss corrected values with assessors. If the assessed values are excessive, evaluate whether to negotiate and/or protest. Contest such assessments with the appropriate taxing jurisdictions and appeal boards as necessary.

•
All tax bills should be mailed directly to the Tax Service Supplier. All payments are to be processed and issued by the Tax Service Supplier in a timely manner. ARL will fund the Tax Service Supplier prior to the Tax Service Supplier paying the tax bills. The Tax Service Supplier will provide information in detail showing the payments made.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
The Tax Service Supplier will provide ARL, on an annual basis, with electronic copies of all tax bills and cancelled checks.
Litigation
The Tax Service Supplier will represent ARL in any litigation of tax matters. Any such litigation of tax matters be it for ARL or part of a class action, must be agreed to by ARL in advance.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
EXHIBIT D
AMERICAN RAILCAR LEASING, LLC
As specified in Section 3 (b), TERM, the compensation due ARI for Services relating to the termination of this Agreement shall be as follows:
a.	[*****] per hour, based on an eight (8) hour day.
b.	All hours over eight (8) per day payable at the rate of [*****] per hour.
c.	If travel is involved, ARL shall pay all reasonable travel, food, and lodging expenses.
d.	For days involving travel only, a maximum of four (4) hours at the [*****] per hour rate is chargeable, plus reasonable travel expenses.
e.	Copies, facsimiles, magnetic media, and other office supplies will be charged at ARI’s prevailing rate at the time of Services, which shall be consistent with reasonable commercial rates.